Exhibit 10.5

Parties

Bioneutral Group, Inc, a corporation organized under the laws of Nevada, with an executive office at 211 Warren Street, Newark, New Jersey 07103, Attn:  Raj Pamani Bioneutral Laboratories Corporation USA a corporation organized under the laws of Delaware, 211 Warren Street, Newark, New Jersey 07103, Attn:  Raj Pamani –  together referred to as BONU

And

Vinfluence Pty Ltd ACN 147 137 899 of Address Level 14 No 1 Alfred Street Sydney, New South Wales, Australia referred to as Licensee

AGREEMENT TO LICENSE INVENTION

ON THE BASIS THAT –

A.           Bonu owns valuable intellectual property rights relating to certain chemical formulations known as “Ygiene and Ogiene”  and applications for Ygiene and Ogiene capable of cleaning, deodorizing, neutralizing noxious chemicals and /or killing micro organisms.
B.           Licensee wishes to obtain from BONU an exclusive license of the Intellectual Property to manufacture, distribute, promote, use and sell Ygiene and Ogiene for all applications in the Territory  and a non exclusive license in the OPTIONED TERRITORY, which shall become exclusive upon the exercise of an option related thereto, and wishes to use the intellectual property of BONU for such purpose.
C.           Subject to the terms and conditions of this Agreement, BONU agrees to grant Licensee such right and license to use said intellectual property.

AGREEMENT TO LICENSE INVENTION

THE PARTIES AGREE –

1 DEFINITIONS AND INTERPRETATION

1.1           Affiliate means any person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another person. A person shall be deemed to control another person for the purposes of this definition, if the first such person possesses, directly or indirectly, the power to appoint a majority of the directors of the second person, or to otherwise direct or cause the direction of the management or policies of the second person, whether through the ownership of voting securities, by contract or otherwise.

1.2           Authorized Ex-Territory Manufacturer means BONU or a manufacturer contracted to, or licensed by, BONU outside of the Territory.

1.3           Authorized Ex-Territory Purchaser means BONU or a licensee of BONU authorized by BONU to purchase Licensed Product from Licensee.

1.4           Commencement Date means the date of this Agreement.

1.5           Confidential Information means: all information concerning Ygiene and Ogiene including all test data and  information on file with the EPA, Toxcel, Keystone and the US Patent Office, which represents all the current information necessary to manufacture the products and to establish Quality Assurance and Quality Control programs  relating, directly or indirectly, to the Licensed Property and any Improvement.

1.5.1        any information that is, by its nature, confidential or that BONU advises Licensee in writing to be confidential; but does not include any information that is in the public domain or would, in the ordinary course of commercialization would be made known to the relevant market.

1.5.2        The parties agree to exclude from the terms of this Agreement;    any information that is, at or prior to the date of disclosure, information already in the public domain or publicly available through no fault of (a) Licensee, (b) any of its Affiliates (c) any subcontractor or sublicense of Licensee or its Affiliates or (d) any agent or representative of Licensee, any of its Affiliates, or any of its or their subcontractors or sublicensees; is, at the date of disclosure, already properly in the possession of Licensee from sources other than BONU and/or its Affiliates (provided, however, that this clause 1.5.2 shall not apply or extend to any Acquired Trade Secrets or Acquired Confidential Information).

1.6           Copyright means the copyright in all original copyright works relating to any Licensed Property or any Improvement.

1.7           Exclusive in respect of a right granted under this Agreement means the grantor shall not exercise that right and shall not authorize others to exercise that right.

1.8           Existing Patents means, collectively, the Patents, if any, that, at the relevant time, are pending or have been granted or issued under or with respect to the patent applications that are described in First Schedule attached hereto.

1.9           Force Majeure means circumstances beyond the reasonable control of a party that result in such party being unable to observe or perform on time an obligation under this Agreement. Such circumstances include, but are not limited to:

1.9.1        forces of nature, lightning strikes, earthquakes, floods, storms, explosions, fires and any natural disaster; or

1.9.2        acts of war, acts of public enemies, terrorism, riots, civil commotion, malicious damage, sabotage and revolution.

1.10         Improvement means any improvement to or development, modification or derivative of any Licensed Product or any application of any Licensed Product and includes:

the Patents; registered and unregistered designs and design applications; registered and unregistered trademarks; copyrights, including the Copyright; the Confidential Information; manufacturing know-how and other Trade Secrets; all regulatory filings and test results, and any and all intellectual property rights, however described, set forth on the Second Schedule to the Transfer Agreement.

1.10.1     any beneficial modification of a component or material useful in any Licensed Product or in the manufacture or use of any Licensed Product;

1.10.2      any development relating to an apparatus or process for producing or utilizing any Licensed Product; and
1.10.3     any new or alternative use for any Licensed Product.

1.11         Intellectual Property means all intellectual property rights relating to the Licensed Property, any Licensed Products, including, without limitation to the Confidential Information, all technical information, research and development details, specimen samples for product analysis, prototypes, test data and reports, manufacturing methods, designs, ingredients, compositions, raw materials, details of raw materials suppliers, costs, pricing, business plans, development plans, marketing and distribution plans, lab books, note books, documents, records and similar material in any form whatsoever, all secret information, data, drawings, specifications, documentation, know-how and commercially sensitive information relating, directly or indirectly, to any Improvement concerning or relating to the Licensed Property, Licensed Products or any of the Confidential Information, including any and all applications for approval to introduce the products into commerce by regulatory agencies including the United States EPA/FDA or similar regulatory agencies in and outside the territory.

1.12        Licensed Country means the government of any country currently located in the Territory and the departments, branches, commissions, agencies and other divisions and subdivisions of such government.

1.13         Licensed Products means any product or process that:

1.13.1           is or utilizes any Licensed Property or any Improvement and/or

1.13.2 the manufacture, use or sale of which but for the licenses granted herein, would constitute an unauthorized activity with respect to the Intellectual Property (including, for the avoidance of doubt, the Patents).

1.14           Licensed Property means the proprietary chemical formulations known as Ygiene and Ogiene in all its iterations or derivations, capable of neutralizing noxious chemicals and/or killing harmful microbes, as listed in the Third Schedule (which Schedule shall be amended, supplemented and updated as iterations are developed or perfected) and applications for such formulations.

1.15         Patents means:

1.15.1 those granted patents and patent applications, short particulars of which are set out in the First Schedule of this Agreement, together with any patents granted pursuant to such applications;

1.15.2 any granted patents or patent applications of BONU claiming priority from those in such First Schedule; and

1.15.3 any patent applications filed by or on behalf of BONU after the Commencement Date in relation to any aspect of any Licensed Product, together with any patents granted pursuant to such applications, together with all divisional, continuations, continuations-in-part, reissues, re-examinations and extensions of such patents and patent applications.

1.16         Territory means the geographic area currently comprised of Australia, Brunei, Cambodia, China, Cook Islands, East Timor, Federated States of Micronesia, Fiji, French Polynesia, Hong Kong, Indonesia, Israel, Japan, Kiribati, Laos, Malaysia, Marshall Islands, Myanmar, Nauru, New Caledonia, New Zealand, Niue, Palau, Papua New Guinea, Pitcairn Islands, Samoa, Singapore, Solomon Islands, South Korea, Taiwan, Thailand, Tokelau, Tonga, Tuvalu, Vanuatu, Vietnam, and Wallis and Futuna, which geographic area shall be unaffected by any change after the date hereof in (a) the name of any of the foregoing listed countries or (b) the boundaries of any of such countries.

OPTIONED TERRITORY shall mean all of the countries in Europe as defined by Wikipedia as of the date of this Agreement.

1.17         Trademarks means the registered and unregistered trademarks referred to in the Second Schedule and any variation on improvement to such trademarks including any future trademarks used concerning or referring to the Licensed Product.

1.18         Trade Secrets means:

1.18.1 all secret information and materials to the extent the same relate, directly or indirectly, to any Licensed Product including, but not limited to, all technical information, research and development details, specimen samples for product analysis, prototypes, test data and reports, manufacturing methods, designs, ingredients, compositions, raw materials, details of raw materials suppliers, costs, pricing, business plans, development plans, marketing and distribution plans, lab books, note books, documents, records and similar material in any form whatsoever; and
1.18.2 all secret information, data, drawings, specifications, documentation, know-how and commercially sensitive information relating, directly or indirectly, to any Improvement.

1.19          In this Agreement, unless the context otherwise requires: references to sections, paragraphs, sub-clauses, clauses, exhibits and schedules are to sections, paragraphs, sub-clauses, clauses, exhibits and schedules of this Agreement; all headings in this Agreement have been inserted for convenience only and do not limit or govern its construction or interpretation; words importing the singular are deemed to include the plural and vice versa; words importing any gender are deemed to include all other genders; and words importing persons are deemed to include all associations, authorities and bodies, corporate or unincorporated; references to any legislation, or to any section or provision of any legislation, include any statutory modification or re-enactment or any substituted statutory provision and rules, regulations, laws and other statutory instruments issued or promulgated under or pursuant to such legislation; references to the words “including” and “include” are to be construed without limitation; and this Agreement will not bind either party until it has been signed by both parties.

2 GRANTOFRIGHTS

2.1           Subject to the other terms and conditions of this Agreement, BONU grants to Licensee during the term of this Agreement the Exclusive, perpetual license and right to exploit the Intellectual Property to manufacture, distribute, promote, use and sell Licensed Products in the Territory, subject to the provisions of this Agreement. BONU further grants to Licensee during the term of this Agreement a license and right to import Licensed Products into the Territory and Optioned Territory from an Authorized Ex-Territory Manufacturer and to export Licensed Products outside of the Territory and Optioned Territory to an Authorized Ex-Territory Purchaser.  In addition, BONU grants to Licensee during the term of this Agreement a non-exclusive license and right to exploit the Intellectual Property to manufacture, distribute, promote, use and sell Licensed Products in the Optioned Territory and to the United States Military, subject to the provisions of this Agreement.

2.2           Subject to the other terms and conditions of this Agreement, BONU grants to Licensee during the term of this Agreement the Exclusive, license and right to exploit the Trademarks to manufacture, distribute, promote, use and sell Licensed Products in the Territory, subject to the provisions of this Agreement.  In addition, BONU grants to Licensee during the term of this Agreement a non-exclusive license and right to exploit the Trademarks to manufacture, distribute, promote, use and sell Licensed Products in the Optioned Territory and to the United States Military (“US Military”), subject to the provisions of this Agreement.

2.3           The rights granted to Licensee in clause 2.1 and 2.2 may not (except as expressly permitted under clause 21 below) be assigned by Licensee in whole or part without the express written consent of BONU.

2.4           Licensee will provide to BONU within fourteen (14) days of the grant of any sub-license or sub-contract, a true and complete copy of the document recording the terms of such sub-license or sub-contract; Licensee will use reasonable endeavors to ensure that each sub-licensee or sub- contractor duly observes and performs its obligations and undertakings under the relevant sub-license or sub-contract; each sub-license or sub-contract will expire or terminate with the expiration or termination of this Agreement, for any reason whatsoever; no sub-license or sub-contract shall grant exclusivity unless such grant of exclusivity is subject to all qualifications and limitations provided for herein with respect to any exclusivity granted to Licensee; each sub-license or sub-contract of the right to distribute, promote, use and/or sell Licensed Products under this Agreement shall contain the provisions set forth in Exhibit A hereto (with such revisions as the parties may from time to time reasonably mutually agree), each sub-license or sub-contract of the right to manufacture Licensed Products under this Agreement shall contain the provisions set forth in Exhibit B hereto (with such revisions as the parties may from time to time reasonably agree). and any attempt to assign all or any portion of such rights without the express written consent of BONU shall be null and void and of no force or effect. Unless Licensee is a party to a listing agreement with a stock exchange, which is recognized as such in the country in which any such stock exchange operates, the sale and acquisition of all or a majority of the shares or stock of Licensee will be deemed an assignment for the purpose of this clause 2.3.  In the event that the Licensee is listed in the United States, a recognized stock exchange shall be a market equal to at least the OTC Bulletin Board.

2.5           Licensee may grant a sub-license or sub-contract in respect of the rights granted in clause 2.1 and 2.2, provided that each and all of the following conditions have been met: Licensee will not cause or permit any sub-licensee or sub-contractor to breach, and will take all reasonably necessary steps to prevent each sub-licensee and sub-contractor from breaching, such sub-licensee's or sub-contractor's obligations with respect to the provisions referred to in this agreement.

2.6           Except with respect to the Optioned Territory and the United States Military, Licensee agrees that it will not sell, distribute or supply, or cause, allow or permit any sub- licensee, subcontractor, wholesaler or other distributor, agent or representative to sell, distribute or supply, any Licensed Products to any third party (a) that is located outside the Territory other than to an Authorized Ex-Territory Purchaser or (b) that is located inside the Territory if Licensee suspects or believes, or has reasonable cause or grounds to suspect or believe that, any Licensed Products sold, distributed or supplied to such third party might either be (i) used by such third party outside the Territory or (ii) subsequently resold or distributed by such third party (or any agent or representative of such third party) outside the Territory. Licensee shall not sell, distribute or supply any of the Licensed Products to any third party other than an Authorized Ex- Territory Purchaser unless such third party has executed and delivered to Licensee a written agreement that contains the provisions set forth in Exhibit A hereto (with such revisions as the parties hereto may from time to time reasonably agree). Furthermore, Licensee agrees that it will not without the prior written consent of BONU (which consent will not unreasonably be withheld in the case of a branch, subsidiary or associate of a reputable manufacturer based in the Territory) manufacture, or cause, allow or permit any sub-licensee or subcontractor (other than an Authorized Ex-Territory Manufacturer) to manufacture any Licensed Products outside the Territory. Licensee shall not cause, allow or permit any sub-licensee or subcontractor to manufacture any Licensed Products unless such sub-licensee or subcontractor has executed and delivered to Licensee a written agreement that contains the provisions set forth in Exhibit B hereto (with such revisions as the parties hereto may from time to time reasonably agree).

2.7           Licensee will not cause any such third party to breach, and will take all reasonable steps to prevent each such third party from breaching, such third party's obligations with respect to the provisions referred to in clause 2.5 above to be included in each contract with such third party or any similar provisions having like effect.

2.8           In view of the Exclusive nature of this agreement, except as it relates to the Optioned Territory and the United States Military, for so long as this Agreement is in force Licensee shall not, and shall not allow or permit any Affiliate to, enter into direct or indirect competition outside the Territory with BONU or any of its Affiliates in respect of the manufacture, sale, distribution, supply or marketing of any products that compete with any of the Licensed Products.

2.9           Notwithstanding anything contained herein to the contrary, Licensee shall be entitled to sell, distribute or supply Licensed Products to any Licensed Country  but Licensee shall not be liable or responsible for any use of any Licensed Products outside the Territory, the Optioned Territory or to the United States Military, by any Licensed Country.

2.10         Nothing in this Agreement shall constitute any representation that the Patents shall proceed to grant or, if granted, shall be valid or that the Licensed Products do not fall within the scope of any intellectual property rights of any third party.

2.10.1      Notwithstanding anything contained herein to the contrary, this Agreement shall not apply or extend to, and no Exclusive right shall apply or extend to, any Patent that has expired, any Trade Secret that has become publicly available (through no fault of (a) Licensee, (b) any of its Affiliates (c) any subcontractor or sublicensee of Licensee or its Affiliates or (d) any agent or representative of Licensee, any of its Affiliates, or any of its or their subcontractors or sublicensees).

2.10.2 While this agreement is in effect BONU agrees that it will not communicate with any of the end users, suppliers, distributors, manufacturers, employees or consultants of the Licensee without the express written permission of Licensee.  Nor will BONU use or disclose any of the confidential commercial information provided by Licensee during the course of this agreement.

2.11        Consideration for the exclusive license and distribution agreement in the Territory shall be:

2.11.1 The parties agree that good and valuable consideration has been received and neither party shall dispute this fact.  In addition, US$1,000.00 paid at the time the Licensed Property and other Confidential Information is passed to the Licensee so that the Licensed Products can be manufactured.  This information shall include a complete copy of the application submitted by BONU to the US EPA, a copy of the formulation as provided to its regulatory advisor, Toxcel, all manufacturing instructions provided to its manufacturer, Keystone, and copies of the patent applications which have been filed with the United States Government.

2.11.2 a royalty payment to BONU on all net sales made by the Licensee in its Territory.  Such payment to be made twice annually no later than 60 days after the end of the period being the financial year end and the financial half year of the Licensee.  No later than 30 days following the conclusion of the relevant period the Licensee will provide BONU a statement showing all sales which occurred for the preceding 6 months.  Within 14 days of being provided the sales statement BONU will issue to Licensee an invoice for the royalty payment. Sales are calculated once and as they are reflected on the books of Licensee without sales tax or any other transaction or importation tax, less any returns or bad debts.  Royalties are calculated and payable on the basis of 5% of the first $1 million in sales, 4% for the next $1 million in sales and 3% thereafter.

For the Optioned Territory and US Military prior to the Option being exercised – a royalty payment calculated as in 2.11.2 above.

2.11.3 Commencing the beginning of year 4 from the signing of this Agreement and receipt of all Confidential Information, the Licensee will pay to BONU the greater of either the calculated royalty (as shown in 2.11.2 above) or $100,000 per year.  Commencing the beginning of years 6 – 10, the greater of either the calculated royalty, as set out in 2.11.2 above, or $400,000 per year.

2.11.4 royalty payments described in 2.11.2 and 2.11.3 will not commence until regulatory approval is received for Ygiene 206 by BONU from the US EPA and State regulators and the Licensee receives a similar approval for its Territory.

2.11.5 LEFT BLANK

2.11.6 Licensee will provide copies of all marketing and sales information developed for the Territory when reasonably requested by BONU.

2.11.7 Licensee will provide BONU, copies of all tests performed on Licensed Products when reasonably requested by BONU.

2.11.8 Licensee intends to invest in excess of US$2 million to develop the Licensed Product for exploitation within the Territory.

2.11.9 Licensee reserves the right to sell the marketing material it creates to other licensees in other territories for their use of such collateral in their territory e.g. brand names, logos, slogans and other marketing material.

2.12        Optioned Territory.  Licensee shall have the option (“Option”), at its sole discretion, to convert the non-exclusive license in the Optioned Territory to an Exclusive license.

2.12.1  Licensee shall exercise the Option by giving BONU written notice of its intention to exercise the Option.  Licensee shall be entitled to exercise the Option, at its sole discretion, at any time within 1 year from the date of this Agreement.  Immediately upon Licensee’s exercise of the Option, all of the terms and conditions of Sections 2.2 through 2.10 shall, in addition to the Territory, be applicable to the Optioned Territory.

2.12.1a/  If the Option for the Optioned Territory is not exercised prior to 1 year from the date of this Agreement, it shall remain non exclusive and subject to termination by BONU with 6 months prior written notice.  Sales to the US Military shall also be non-exclusive and subject to termination with 6 months prior written notice.

If BONU terminates the non exclusive rights in the Optioned Territory, and the Licensee does not exercise the Option for the Optioned Territory, or the non exclusive rights relative to the US Military, or any non exclusive agreement arising from this Agreement, BONU shall compensate Licensee for its investment of time and money by paying an ongoing fee of 12.5% of all Licensee’s sales of any Licensed Products to any and all distributors or end users during an exclusive or non exclusive period.  Such payment to be due and payable within 15 business days of the end of every calendar quarter and which shall expire when all of the purchasers cease to purchase products containing the Confidential Information.   The aforementioned obligation will not be offset by any other fees paid to distributors or agents within the non exclusive or exclusive Territory or by any license to another party or by any sale of the business or assets of BONU or by any change of trademark or brand applied to the products.  In the event of any such termination of the non-exclusive rights to the Optioned Territory or the US Military, BONU shall be required to provide Licensee with a detailed monthly statement identifying all sales of Licensed Products to any and all distributors and end users within 15 days of the end of each month.  Additionally, in the event of any such termination, BONU shall be required to promptly provide Licensee with copies of any and all communications between the purchaser/end user and BONU, its distributors, agents, licensees or successors.

2.13         Consideration for the exclusive license and distribution agreement in the Optioned Territory shall be:

2.13.1 US$1,000,000.

2.13.2 a royalty payment to BONU on all net sales made by the Licensee in the Optioned Territory.  Such payment to be made twice annually no later than 60 days after the end of the period being the financial year end and the financial half year of the Licensee.  No later than 30 days following the conclusion of the relevant period the Licensee will provide BONU a statement showing all sales which occurred for the preceding 6 months.  Within 14 days of being provided the sales statement BONU will issue to Licensee an invoice for the royalty payment. Sales are calculated once and as they are reflected on the books of Licensee without sales tax or any other transaction or importation tax, less any returns or bad debts.  Royalties are calculated and payable on the basis of 5% of the first $1 million in sales, 4% for the next $1 million in sales and 3% thereafter.

2.13.3 Commencing the beginning of year 4 following 2.13.1 the Licensee will pay to BONU the greater of the calculated royalty (as shown in 2.13.2 above) or $500,000 per year, which shall increase to $1,500,000 per year  commencing in year 6 and continuing through year 10.

2.13.4 Royalty payments described in 2.13.2 and 2.13.3 will not commence until regulatory approval is received by BONU from the US EPA and State regulators for Ygiene 206 and the Licensee receives a similar approval in its Optioned Territory.

2.13.5 Licensee will provide copies of all marketing and sales information developed for the Territory when reasonably requested by BONU.

2.13.6 Licensee will provide BONU, copies of all tests performed on Licensed Products when reasonably requested by BONU.

2.13.7 Licensee intends to invest in excess of US$2 million to develop the Licensed Product for exploitation within the Optioned Territory.

2.13.8 Licensee reserves the right to sell the marketing collateral it creates to other licensees in other territories for their use of such collateral in their territory e.g. brand names, logos, slogans and other marketing material.

2.14         Board Observer.  During the Initial Term (defined below) and during any renewal of the Initial Term (defined below), License shall be entitled to designate a person, which may change from time to time, to observe all board of directors meetings (“Observer”), either in person or via teleconference at Licensee’s discretion.  Licensee shall give the Company at least 48 hours notice as to the name of Observer that will attend the Board meeting, prior to each such meeting.  The Licensee shall be entitled to receive notice of each meeting of the Company’s board of directors (“Board”) at the same time as members of the Board receive such notice.  The Observer shall be entitled to attend any and all Board meetings, however, the Observer shall not be entitled to vote at any such meeting and shall be responsible for its own costs and expenses in attending any such meetings.  The Observer will sign any documents reasonably requested by the Company in connection with maintaining the confidential nature of the matters discussed at any such meetings, however, prior to each meeting the Observer shall be notified as to whether the Board intends to discuss any material non-public information at any such meeting.  If the Observer is unable to attend any such meeting in person or via teleconference, upon Observer’s request the Observer shall be entitled to receive a copy of all minutes of any such Board meeting.

3 DURATION OF AGREEMENT

3.1           This Agreement shall expire on the date that is10 years from the date of this Agreement (“Initial Term”). At the end of the Initial Term, this Agreement shall automatically renew for an additional ten years on the same terms and conditions as set forth in this Agreement, except in the event that either BONU or Licensee provide the other party with six months prior written notice of its intention to not extend the Initial Term of this Agreement. This Agreement shall terminate upon the occurrence of a material breach by the Licensee which is not cured within 12 months of written notice by BONU to Licensee and which has been adjudicated in favor of BONU in accordance with the dispute provisions of this agreement.

Upon termination of this Agreement, all Confidential Information will revert to BONU and all territory effected by the termination will be considered non exclusive and the terms and conditions of clause 2.12.1a/ shall apply.

4 FEES AND EXPENSES

4.1           Licensee and/or its permitted sub-licensees will be responsible for the payment of all direct expenses associated with laboratory testing for the purpose of research and development of new applications for Licensed Products within the Territory or Optioned Territory.  Any and all amounts are at the discretion of the Licensee.

4.2           Licensee and/or its permitted sub-licensees will pay for all direct expenses associated with obtaining regulatory approvals for manufacturing, marketing and/or sale of the Licensed Products in the Territory or Optioned Territory, for all present and future applications of Licensed Products within the Territory.  BONU must pay for all expenses associated with the regulatory approvals for the manufacture of the Licensed Products with the US EPA and US FDA.

4.3   INTENTIONALLY LEFT BLANK

5      LICENSEE’S PERFORMANCE OBLIGATIONS

5.1           All Licensed Products that are manufactured or marketed by or on behalf of Licensee shall be of merchantable quality; and if practical, each batch or the packaging thereof of each Licensed Product manufactured by or on behalf of Licensee shall contain marker(s) so as to enable Licensee to determine the batch (and the source of each batch) from which any Licensed Product is derived. BONU or its duly authorized agent shall be entitled to inspect Licensed Products manufactured by Licensee, including, but not limited to, entering Licensee’s premises for the purpose of inspecting the manner of manufacture, quality control systems and the Licensed Products, provided that BONU shall give at least 7 days written notice of its intention to inspect before arriving at Licensee’s premises.

5.2           Licensee shall at all times indemnify and keep indemnified BONU against all or any costs, claims, charges, liabilities, damages or expenses (including, without limitation, reasonable attorneys' fees and other costs of investigation, defense, enforcement and/or appeal) incurred by BONU or for which BONU may become liable, in respect of Licensed Products manufactured or marketed by or on behalf of Licensee; provided, however, that Licensee shall not be obligated hereunder to indemnify BONU with respect to any costs, claims, charges, liabilities, damages or expenses arising from any breach by BONU of any of its representations or warranties hereunder or if the licensed invention or trade secret is found to breach the intellectual property rights of any other.

6    BONU’S PERFORMANCE OBLIGATIONS

6.1           BONU shall use its best efforts to obtain, and for the Term maintain, the registration of Patents, and must maintain Trademarks, confidentiality of the Confidential Information, all regulatory fillings, the goodwill, reputation of the Licensed Products in the United States and Ex-Territory.

6.2           BONU shall at all times indemnify and keep indemnified Licensee against all or any costs, claims, charges, liabilities, damages or expenses (including, without limitation, reasonable attorneys' fees and other costs of investigation, defense, enforcement and/or appeal) incurred by Licensee or for which Licensee may become liable, in respect of Licensed Products manufactured or marketed by or on behalf of Licensee with respect to any costs, claims, charges, liabilities, damages or expenses arising from any breach by BONU of any of its representations or warranties hereunder or if the licensed invention is found to breach the intellectual property rights of any other.

6.3           BONU shall provide electronic copies of all test data produced when testing its products.  Such data will be provided within 10 days of receipt.

6.4           BONU shall provide copies of all marketing material associated with the sale of its products within 10 days of it being available to the public.

AGREEMENT TO LICENSE INVENTION

7 MANUFACTURING

7.1           Licensee and/or its permitted sub-licensees will bear all costs for manufacturing Licensed Products in the Territory, Optioned Territory and to the United States Military.

7.2           Licensee will ensure Licensed Products are manufactured strictly in accordance with BONU confidential procedures and specifications relating to the Licensed Products as advised by BONU from time to time; provided, however, that if such confidential procedures and specifications are more onerous to Licensee than those confidential procedures and specifications normally imposed in Australia or such other place of manufacture in the territory,  or such other location within the territory on chemical manufacturers by intellectual property owners, then Licensee shall comply with such procedures and specifications to the extent normally imposed; and, provided further, that nothing in this clause 7.2 shall diminish, reduce, limit or otherwise affect Licensee’s obligations of confidentiality elsewhere provided herein).

7.3           While this Agreement is in force, Licensee will not acquire Licensed Property from any source other than BONU

8 RESEARCH AND DEVELOPMENT

8.1           Each party (“first party”) shall disclose to the other party not less than once every calendar quarter during the term of this Agreement, all information in its possession or control (other than commercially sensitive operating financial information) relating to the research and development and testing of Licensed Products by or for the first party; and any other activities (including marketing, distribution and commercialization) undertaken by the first party in connection with Licensed Products.

9 PROVISION OF TECHNICAL ASSISTANCE UPON REQUEST

9.1           BONU will make available to Licensee any know-how relating to the manufacture of any of the Licensed Products and that is necessary for manufacture.

9.2           Know-how disclosed under this Agreement is subject to the confidentiality obligations in clause 13 of this Agreement.

10 INTELLECTUAL PROPERTY OWNERSHIP AND IMPROVEMENTS

10.1         Licensee acknowledges and agrees that, as between Licensee and BONU, BONU warrants that it is the exclusive owner of all the Confidential Information and Patents.
10.2         In the event of the failure of any of the Patents, or any of the technology embodied in the Trade Secrets being superseded, BONU shall be under no obligation to compensate Licensee.

10.3         Any and all Improvements devised, developed, created or otherwise obtained by Licensee or BONU and over which either has right of disposal, shall be promptly assigned, transferred and conveyed at the expense of the receiving party, provided that all rights to such Improvements shall, from the date the assignment, transfer or conveyance becomes effective, be automatically included as Intellectual Property licensed to Licensee under this Agreement.

11 MAINTENANCE OF PATENTS BY BONU

11.1         BONU shall use commercially reasonable efforts to prosecute to grant the patent applications listed on the First Schedule attached hereto (provided, however, that BONU shall have no obligation or liability in the event any patent for which application has been made or may hereafter be made is not granted or issued) and for timely payment of renewal fees in order to maintain such patents as are or have been granted to BONU.

11.2         Notwithstanding clause 10.1, BONU may at its sole discretion choose to renew or abandon all or any of the Patents, provided that it shall notify Licensee of its intention not to renew or to abandon any Patent in the Territory at least one month prior to the date on which any right there under will lapse as a result of non-renewal or abandonment. Upon receipt of such notice, Licensee shall have the right to renew or continue with the relevant Patent(s) at its own cost, and BONU shall promptly assign to Licensee all BONU’s rights in and title to such Patent(s). From the date of assignment, this Agreement shall be varied by the exclusion of such Patent(s) from the definition of Existing Patents and Patents, as the case may be.

12 INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS

12.1         Promptly after becoming aware of same, Licensee shall give written notice to BONU of any infringement or threatened infringement within the Territory or Optioned Territory of any Trade Secret, Patent or any other Intellectual Property.

12.2         Promptly after becoming aware of same, BONU shall give Licensee written notice of any infringement or threatened infringement of any Trade Secret, Patent or any other Intellectual Property within the Territory or Optioned Territory.

12.3           In the event of any such infringement or threatened infringement of any Trade Secret, Patent or other Intellectual Property in the Territory or Optioned Territory, the parties shall consult to decide the best way to respond. If the parties cannot agree within thirty (30) days of such notice being given, Licensee shall have the right, but not the obligation, to take action against any relevant third party on its own account or on behalf of BONU, and Licensee shall be entitled to retain for its absolute benefit all damages, costs or other expenses awarded in such proceedings. BONU shall give all reasonable assistance at Licensee’s expense to facilitate any proceedings by Licensee including joining such proceedings as a party if requested by Licensee to do so. BONU’s written consent must be obtained if any action or proposed settlement by Licensee under this clause 12.3 involves the making of any statement (whether express or implied) concerning the validity of any Trade Secrets, Patents, Intellectual Property or any liability of BONU. If Licensee does not wish to take any action against the relevant third party, then BONU may take such action, and Licensee shall give all reasonable assistance to BONU at BONU’s expense to facilitate such proceedings, and BONU shall be entitled to retain for its absolute benefit all damages, costs or other expenses awarded in such proceedings.

12.4         Subject to clause 12.4.1 below, BONU shall indemnify Licensee against all costs, (including Licensee’s reasonable legal costs), expenses, damages or liability awarded against Licensee or incurred by Licensee under any final judgment in proceedings brought by any third party against Licensee to the extent such judgment has determined that Licensee's use or practice of an invention under any Existing Patent in the manufacture, distribution, promotion, use or sale of any Licensed Products infringes the patent of any third party.

12.4.1     BONU shall not indemnify Licensee unless:

12.4.1.1     BONU is given notice in writing as soon as practical of any infringement, suspected infringement or alleged infringement by Licensee;

12.4.1.2     Licensee grants BONU the sole right to conduct the defense of the proceedings mentioned in clause 12.3, including negotiations for settlement or compromise prior to or during such proceedings (provided, however, that BONU may not enter into any settlement or compromise on behalf of Licensee without its prior written consent; and

12.4.1.3 Licensee promptly and fully provides such assistance as BONU reasonably requests to settle or conduct the defense of such proceedings.

12.4.2     With respect to any patent that may hereafter issue and be granted to BONU with respect to any Licensed Product (other than any Existing Patent), BONU will advise Licensee of any third party intellectual property relating to the practice of this invention disclosed and claimed in such patent that is known to BONU. Licensee will make its own decision with respect to its use or practice of such patent and to the extent that disclosure has been made as aforesaid will assume all risks associated therewith, and to the extent that disclosure has been made as aforesaid BONU shall have no liability to Licensee with respect to such patent or the use or practice thereof, regardless of whether such patent or the use or practice thereof infringes or misappropriates the rights of any third party.

13 NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

13.1         Licensee will treat all Confidential Information in the strictest confidence regardless of whether that Confidential Information was gained before or after the Commencement Date. Without limitation of the foregoing obligation and except as otherwise permitted by this Agreement, Licensee shall not, without the prior express written approval of BONU: 13.1.1 disclose, divulge, pass on or otherwise make available directly or indirectly all or part of the Confidential Information to any person or organization outside Licensee, other than a sub-licensee or sub-contractor pursuant to clause 2.4 or such other contractor to Licensee as required for the purposes of this Agreement or any prospective investor undertaking due diligence, all being pursuant to an obligation of confidentiality;

13.1.1.1  disclose all or part of the Confidential Information to any director, employee or advisor of Licensee unless both (a) such director, employee or advisor needs to know that Confidential Information for the purpose of this Agreement and (b) such director, employee or advisor has executed and delivered to Licensee a legally binding agreement imposing on such director, employee or advisor equivalent terms as to confidentiality and non-use of Confidential Information and ownership of intellectual property to those imposed on Licensee by this Agreement; or

13.1.1.2  use all or any part of the Confidential Information other than for the purpose of this Agreement or otherwise in any way that could reasonably be determined to be detrimental to or in conflict with the interests of BONU.

13.1.2 In the event that Licensee becomes legally compelled to disclose any of the Confidential Information to the courts of any competent jurisdiction, or to any government regulatory agency or financial authority, Licensee shall:

13.1.2.1  inform BONU as soon as is reasonably practicable; and

13.1.2.2   allow BONU a reasonable time to oppose or limit such disclosure or, at BONU’s request, seek to persuade the court, agency or authority to have the information treated in a confidential manner (where this is possible under the court, agency or authority’s procedures).

In the event that a protective order or other remedy is not obtained, Licensee shall furnish only that portion of the Confidential Information which is legally required to be furnished.

13.2        Licensee shall take all commercially reasonable actions to maintain the security of the Confidential Information, including:

13.2.1 securely storing the Confidential Information and restricting and controlling access to it;

13.2.2 refraining from taking all or any part of the Confidential Information in tangible form onto the premises of any third party (other than a sub-licensee or a sub-contractor pursuant to clause 2.4); and

13.2.3           Licensee will not cause or permit any of its employees, directors and advisors or any of its Affiliates, sub-licensees and sub-contractors to disclose, and will take all reasonable steps to prevent its employees, directors and advisors and its Affiliates, sub-licensees and sub-contractors from disclosing, all or any part of the Confidential Information to any unauthorized person or third party.

13.3         Licensee shall report to BONU any actual or presumed loss of secrecy in respect of the Confidential Information or any portion thereof (including the passing of all or any part of the Confidential Information into the public domain) as soon as possible after becoming aware that the same has occurred or is thought to have occurred, including any breaches of the security measures taken pursuant to clause

13.4         In the event of any actual, presumed or threatened breach of confidence or loss of secrecy, Licensee will refrain from disclosing or using (other than for the purpose of this Agreement) that Confidential Information for a further period of thirty (30) days from the date of notice, to give BONU an opportunity to seek urgent relief in the event that BONU is of the opinion that the relevant Confidential Information is not in the public domain or remains subject to the terms of this Agreement.

13.5         In the event Licensee is in any doubt whatsoever as to whether any information is Confidential Information, can be used for a particular purpose or can be disclosed to a particular third party, Licensee will treat that information as Confidential Information, refrain from using that information for that particular purpose or disclosing that information to that particular third party, unless BONU gives explicit written consent to do otherwise.

13.6         Licensee will, upon receipt of written notice from BONU of a perceived breach of any term of this Agreement, refrain from disclosing or using (other than for the purpose of this Agreement) the information identified in the notice for thirty (30) days from the date of the notice, to enable BONU to seek urgent relief.

14 RIGHTS GRANTED IN RESPECT OF TRADEMARKS

14.1         Licensee may apply the relevant trademark(s) set out in the Second Schedule to each and every Licensed Product as appropriate and include such trademark(s) in all promotional materials relating to any Licensed Products. BONU hereby grants Licensee a license during the term of this Agreement to use the trademark(s) set out in the Second Schedule in, but solely in, the Territory and Optioned Territory in relation to the Licensed Products.  BONU may, at its costs register the trademarks in the Territory.

15   BREACH AND TERMINATION

15.1         This Agreement may not be terminated except pursuant to clause 3.1. Damages and injunctive relief shall be the only remedies available to either party in the event of a breach of this Agreement by the other party.

16 NO BREACH FOR FORCE MAJEURE EVENTS

16.1         If either party is affected by Force Majeure, it will immediately notify the other party of the nature and extent of that Force Majeure.

16.2         Neither party will incur liability in respect of anything that might otherwise constitute a breach of this Agreement arising by reason of any Force Majeure notified to the other party. 16.3 If the Force Majeure in question prevails for a continuous period in excess of thirty (30) days, the parties will negotiate in good faith as to how the effects of the Force Majeure can be fairly and reasonably alleviated.

17 INVALID TERMS SEVERABLE

17.1         In the event that any term, condition or provision in this Agreement shall be determined by any competent authority to be invalid, unlawful or unenforceable to any extent, such term, condition or provision shall to that extent be severed from the remaining terms, conditions or provisions, which shall continue to be valid to the fullest extent permitted by law.

NOTICES

17.1

Any notice or other communication under this Agreement must be (i) in writing, (ii) marked for the attention of the person or office holder (if any) from time to time designated for the purpose by the recipient and (iii) directed either by email, facsimile or personal delivery to the addresses set out below:

If to BONU, to:                                     Bioneutral Group, Inc.
211 Warren Street
Newark, NJ 07103
Email: raj@bioneutralgroup.com

If to Licensee, to:                                Vinfluence Pty Ltd
Level 14 No 1 Alfred Street Sydney
Australia
Email: Wayne@noblemenventures.com

No communication is effective until received. A communication will, however, be deemed to be received by the recipient:

18.2.1 in the case of an email or facsimile, on the business day on which it is dispatched or, if dispatched after 5.00pm (in the place of receipt) or on a non-business day, on the next business day after the date of dispatch; or

18.2.2 in the case of personal delivery, when delivered.

19 DISPUTES

19.1         The parties agree to notify each other immediately of any dispute and to initially attempt to settle any dispute arising out of this Agreement by full and frank discussions.

19.5         Nothing in this Agreement shall prevent a party from issuing or commencing judicial proceedings in relation to any dispute where the nature of the dispute is such that the party requires urgent interim relief or is seeking specific performance or other equitable relief.

19.6         The payment by either party of any amount hereunder shall not preclude such party from disputing its obligation hereunder to pay such amount or from disputing the amount paid.

20 INTENTIONALLY LEFT BLANK

20.1        This Agreement and any disputes arising in relation to it shall be governed by and construed in all respects in accordance with the laws of New South Wales, Australia without giving effect to the conflict of laws principles thereof, and shall be subject to the exclusive jurisdiction of the courts of Australia to which the parties hereby submit.

21 ASSIGNMENT

21.1         Except as permitted under clauses 21.2 , neither party shall, or shall be entitled to, assign, transfer or novate this Agreement or any of its rights, benefits, duties or obligations under this Agreement, and any effort to assign, transfer or novate this Agreement or any right or obligation hereunder except as expressly provided in clause 21.2 shall be null and void and of no force or effect.

21.2         Licensee may assign, transfer or novate this Agreement in whole or in part to a wholly owned subsidiary of Licensee or to a company whose shares are publicly traded, provided that (a) such assignment is accomplished pursuant to an assignment and assumption agreement and (b) such assignment shall not release or relieve Licensee of any of its duties, obligations and liabilities hereunder. BONU may, as part of or in connection with the transfer or assignment of all or substantially all of its business or assets, assign and transfer this agreement and all of BONU's rights, benefits, duties, liabilities and obligations hereunder to the transferee or assignee of such business or assets.

22 ANCILLARY PROVISIONS

22.1         This Agreement sets forth the entire agreement and understanding between the parties relating to the subject matter contained herein, and no modifications or amendments hereto shall be effective unless made in writing and signed by both parties.

22.2         Subject to any provision to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties and their successors, trustees, permitted assigns or receivers.

22.3         The parties agree to perform all acts and things and to execute and deliver all documents necessary or appropriate to give effect to the intent and purpose of this Agreement.

22.4        any portion of the payment in 2.13.1may also be satisfied by Licensee’s assumption of a corresponding dollar amount of BONU debt.

22.4        Any waiver by either party of any rights arising from any breach of the terms of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other terms of this Agreement by the other party.

22.5         Nothing in this Agreement shall create a partnership or agency or joint venture between the parties.

22.6         Each party agrees with the other to be just and faithful in all its activities and dealings with the other party, and in the performance of its obligations, express and implied, under this Agreement.

Signature /s/ Andrew Kielbania
Name   Andrew Kielbania
Signature  /s/ Wayne Johnson
Name   Wayne Johnson

Signed for and on behalf of                                  by its duly authorized Representative
(i)
(ii)
Position Signed for and on behalf of                  by its duly authorized Representative

Position

PATENTS

FIRST SCHEDULE
A non-provisional application for patent for “Compositions for treating and removing -noxious materials malodors and microbes, and -methods of use and -preparation thereof” (Docket No.: JG- HPAC-5186; filed March 30, 2005 in the U.S. Patent and Trademark Office).

All patent applications to date

AGREEMENT TO LICENSE INVENTION

SECOND SCHEDULE

TRADE MARKS USA:
MARKS:

BIONEUTRAL
OGIENE
YGIENE
Auto Neutral

GOODS:

Antimicrobial chemical preparation for use as a bactericide, sporicide, fungicide, or virucide.
Chemical preparation used in the prevention and elimination of noxious odors and/or dangerous chemicals which form as a result of the decomposition of human or industrial waste or in the manufacturing process or the burning of any material including fossil fuel, or in connection with human or pet odor or the improvement of human or animal condition.
House mark for a full line of chemical preparations for the prevention and elimination of harmful microbes including bacteria, viruses, yeast and mold fungi, toxic gases that are responsible for poor air quality and noxious gases that create unhealthy odors.
Chemical preparation for use in the prevention and elimination of toxic and noxious gases, as well as the attendant unhealthy odors, present in the air and on surfaces.
Chemical preparation for use in the prevention and elimination of toxic and noxious gases, as well as the attendant unhealthy odors, present in the air and on surfaces.
Mark
Class
Application No.
File Ref
Status
BIOMEDEX (word mark)
1
679490
28833
Granted - Renewal due 23/05/2010
5
679491
28834
Granted - Renewal due 23/05/2010
10
679492
28835
Granted - Renewal due 23/05/2010
37
679493
28836
Granted - Renewal due 23/05/2010

AGREEMENT TO LICENSE INVENTION

EXHIBIT A (FOR SALES & DISTRIBUTION)

Pursuant to a certain Agreement to Licence Invention (the “License Agreement”) dated as of ________________ between BONU and Licensee”), Licensee was granted the exclusive right to distribute, promote, use and sell Licensed Products in the Territory (as defined in the License Agreement), subject to the provisions of the License Agreement). Among such provisions is the requirement that all contracts between Licensee and any third party relating to the distribution, promotion, use and sale of any Licensed Products contain the language stated herein.

Licensee now desires to enter into such a contract (the “Principal Agreement”) with __________________ (the “Third Party”) for the purpose of __________ (the “Contracted Task”). In consideration of Licensee entering into such contract with Third Party, Third Party hereby agrees as follows:

1.           The Third Party shall not sell, distribute or supply, or cause, allow or permit any wholesaler, distributor or other agent or representative of Third Party to sell, distribute or supply, any Licensed Products to another party (a) that is located outside the Territory other than to an Authorized Ex Territory Purchaser (as defined in the License Agreement) or (b) that is located inside the Territory if the Third Party suspects or believes, or has reasonable cause or grounds to suspect or believe, that any Licensed Products sold, distributed or supplied to such other party might either be (i) used by such other party outside the Territory (other than use of a consumer product by an end-user) or (ii) subsequently resold or distributed by such other party (or any agent or representative of such other party) outside the Territory. BONU and its successors and assigns shall be deemed to be a third party beneficiary under this paragraph, shall have the right to proceed directly against, and obtain damages and other remedies from, the Third Party in the event of any breach of the foregoing sentence. No amendment, waiver or other modification of either of the two immediately preceding sentences or this sentence shall be effective except to the extent expressly set forth in writing signed and delivered by BONU (or such successors and assigns, as applicable).

2.           If, but for this clause, any provision (or any part of any provision) of this Agreement would be unenforceable or invalid by reason of any statute or any rule of law or equity, the same shall be severed from this Agreement, with the intent that the remaining parts of this Agreement shall not be affected thereby but shall remain in full force and effect.

AGREEMENT TO LICENSE INVENTION

3.           This Agreement shall survive the termination or expiration of the Principal Agreement.
Executed this __ day of _______________, 20__
___________________________________________ By:___________________________________

_________
AGREEMENT TO LICENSE INVENTION

EXHIBIT B (FOR MANUFACTURING)
Pursuant to a certain Agreement to License Invention (the “License Agreement”) dated as of ________________ between BONU  and Licensee, Licensee was granted the exclusive right to manufacture, distribute, promote, use and sell Licensed Products in the Territory (as defined in the License Agreement), subject to the provisions of the License Agreement). Among such provisions is the requirement that all contracts between Licensee and any third party relating to the manufacture of any Licensed Products contain the language stated herein.

Licensee now desires to enter into such a contract (the “Principal Agreement”) with __________________ (the “Third Party”) for the purpose of __________ (the “Contracted Task”). In consideration of Licensee entering into such contract with Third Party, Third Party hereby agrees as follows:

1. NON-DISCLOSUREOFCONFIDENTIALINFORMATION

1.1.         Confidential Information as used in this Agreement means and encompasses: technical and other information concerning the development, research, testing, design and manufacture of the Licensed Products; trademarks; know-how and intellectual property; and any and all other information of BONU; commercial information relating to the business and business methods of BONU, including, but not limited to, trade secrets, new product initiatives, manufacturing methodologies, financial information, supplier lists, customer lists, details of client relationships, pricing structures, costs and profit margins, research plans, business plans, promotional and marketing plans; promotional and marketing material; promotional strategies, stock range and levels, sales records, planned improvements, past or present or planned research and development, regulatory compliance documents and applications, and employees’ details and records; and any information that is, by its nature, confidential or that BONU has advised Licensee in writing is confidential. Information shall be deemed Confidential Information whether it is delivered in written form, orally or visually or by demonstration or in some other manner, whether in permanently recorded form or not.

1.2.          The Confidential Information has been, or will be, provided to Third Party solely for the purpose of enabling Third Party to handle the Licensed Products and to perform the Contracted Task. The Third Party warrants that it will not make any use of the Confidential Information for any other purpose. The Third Party shall maintain in the strictest confidence and safeguard all Confidential Information and agrees that the Confidential Information shall not be disclosed to anyone except in accordance with this Agreement. Without limitation of the foregoing obligation and except as otherwise permitted by this Agreement, Third Party shall not, without the prior express written approval of licensee:

1.2.1       disclose, divulge, pass on or otherwise make available directly or indirectly all or part of the Confidential Information to any person or organization outside Third Party; or

1.2.2       use all or any part of the Confidential Information other than for the purpose of this Agreement or otherwise in any way that could reasonably be to be detrimental to or in conflict with the interests of BONU In the event that Third Party becomes legally compelled to disclose any of the Confidential Information to the courts of any competent jurisdiction, or to any government regulatory agency or financial authority, Third Party shall:

1.3.1       inform Licensee as soon as is reasonably practicable; and allow Licensee and/or BONU a reasonable time to oppose or limit such disclosure or, at the request of Licensee and/or BONU, seek to persuade the court, agency or authority to have the information treated in a confidential manner (where this is possible under the court, agency or authority’s procedures).

AGREEMENT TO LICENSE INVENTION

In the event that a protective order or other remedy is not obtained, Third Party shall furnish only that portion of the Confidential Information which is legally required to be furnished.

1.4.          Third Party shall take all necessary actions to maintain the security of the Confidential Information, including:

1.4.1       securely storing the Confidential Information and restricting and controlling access to it; refraining from taking all or any part of the Confidential Information in tangible form onto the premises of any third party without the prior express written consent of licensee; and

1.4.2        protecting electronically stored Confidential Information using secret passwords or some other encryption method approved in writing by licensee.

1.5.           In addition, the Third Party shall restrict access to such information to those of its employees, directors and advisors with a need to know such information in order to perform Contracted Task. Such employees shall, by written agreement with Third Party, acknowledge their obligation to protect such information of licensee and, upon request, Third Party will furnish such employee agreements to Licensee and/or BONU. Third Party will take all necessary steps to prevent its employees, directors and advisors from disclosing, all or any part of the Confidential Information to any unauthorized person or third party.

1.6.          The Third Party shall on request from Licensee  return to Licensee  all Confidential Information provided to Third Party in written, printed or tangible form together with all copies taken thereof. The Third Party shall upon request of Licensee  permanently and securely delete all Confidential Information that resides on any computers or databases maintained by Third Party.

1.7.          Third Party shall promptly notify Licensee if it becomes aware of (a) any breach of confidence by any person, firm or corporation or (b) any person, firm or corporation who has become aware of any Confidential Information in an unauthorized way. Third Party shall give Licensee  and/ or BONU all reasonable assistance with any lawsuits or other legal actions, for breach of confidence or otherwise, by Licensee and/or BONU against such person, firm or corporation including, but not limited to, actions for extraordinary relief by Licensee and/or BUSA against such person, firm or corporation.

1.8.           Third Party will, upon receipt of written notice from Licensee and/or BONU of a perceived breach of any term of this Agreement, refrain from disclosing or using (other than for the purpose of the Principal Agreement) the information identified in the notice for thirty (30) days from the date of the notice, to enable Licensee and/or BONU to seek urgent relief.

1.9.           In the event of any actual, presumed or threatened breach of confidence or loss of secrecy, Third Party will refrain from disclosing or using (other than for the purpose of this Agreement) that Confidential Information for a further period of thirty (30) days from the date of notice, to give Licensee and/or BONU an opportunity to seek urgent relief in the event that Licensee and/or BONU is of the opinion that the relevant Confidential Information is not in the public domain or remains subject to the terms of this Agreement.

1.10.        In the event Third Party is in any doubt whatsoever as to whether any information is Confidential Information, can be used for a particular purpose or can be disclosed to a particular third party, Third Party will treat that information as Confidential Information, refrain from using that information for that particular purpose or disclosing that information to that particular third party, unless licensee gives explicit written consent to do otherwise. In the case of any dispute as to whether any information is Confidential Information, the onus will be on Third Party to prove that such information is not Confidential Information.

1.11.       Third Party will fully and effectively indemnify Licensee and/or BONU against all losses, costs, damages, claims, liabilities and expenses (including, without limitation, reasonable attorneys' fees and other expenses of investigation, enforcement, defense and appeal) that Licensee and/or BONU may incur as a result of any unauthorized use or disclosure of all or any part of the Confidential Information by Third Party or any of its directors, employees, and/or advisors.

1.12.       The Third Party agrees not to attempt to circumvent this Agreement in any way. In particular, Third Party agrees that it shall not attempt to reverse engineer or otherwise test for or obtain or learn the formulation, ingredients or components of the Licensed Products.

1.13.       The Third Party agrees that an actual or threatened violation by Third Party of this Agreement would cause Licensee and/or BONU irreparable harm, and that in addition to any other right or remedy Licensee and/or BONU may have, Licensee and/or BONU shall be entitled to extraordinary relief in Court including, but not limited to, temporary restraining orders, temporary injunctions, permanent injunctions (all without the requirement that a bond or undertaking be posted) and exemplary damages in the event of any breach of this Agreement.

1.14.        Unless otherwise stated, nothing in this Agreement shall be construed to grant to Third Party any right or license under any patent, trademark, copyright or other intellectual property right of BONU or any other entity in respect of the Confidential Information.

2. GENERAL

2.1           If, but for this clause, any provision (or any part of any provision) of this Agreement would be unenforceable or invalid by reason of any statute or any rule of law or equity, the same shall be severed from this Agreement, with the intent that the remaining parts of this Agreement shall not be affected thereby but shall remain in full force and effect.
2.2 This Agreement shall survive the termination or expiration of the Principal Agreement.

Executed this __ day of _______________, 20__
___________________________________________ By:___________________________________

THIRD SCHEDULE

BONU TO INSERT ALL PATENTS AND IP DETAILS